Exhibit 10.1

OPERA LIMITED

SECOND AMENDED AND RESTATED SHARE INCENTIVE PLAN

Adopted: April 7, 2017

Amended and Restated: January 10, 2019

Second Amended and Restated: December 10, 2025

1.
Objectives. This Share Incentive Plan (the “Plan”) has been adopted by Opera Limited (the “Company”), for the purpose of further aligning of the interests of Staff Members and the owners of the Company Group by providing long term incentives in the form of Options or Restricted Share Units (“RSUs” and together with Options, “Awards”) to Staff Members who contribute to the success and profitability of the Company Group. Such Awards will give Participants an interest in the Company Group, thus enhancing the proprietary and personal interest of such Participants in the Company Group’s continued success and long-term progress. This Plan will also enable the Company Group to attract and retain such Staff Members.
2.
Eligibility. All Staff Members of the Company Group are eligible for the grant of Awards under this Plan at the discretion of the Committee. A grant of Awards to any member of the Committee shall require Board approval.
3.
Number of Shares Available for Awards.
a.
Subject to Paragraph 3(d), the aggregate number of ordinary shares that may be issued pursuant to the Plan will not exceed 12,000,000 ordinary shares of the Company plus the Evergreen Increase described hereinbelow (the “Shares”) (including, for the avoidance of doubt, pursuant to Awards granted under this Plan prior to any amendment). The number of Shares available for Awards will automatically increase by an additional one (1) million Shares (“Evergreen Increase”) on January 1 each year (“Evergreen Date”), starting on January 1, 2026 and ending on January 2, 2035. Notwithstanding the foregoing, the Board may act prior to the Evergreen Date of a given year to provide that there will be no Evergreen Increase for such year, or that the Evergreen Increase for such year will be a lesser number of Shares than would otherwise occur pursuant to the preceding sentence.
b.
In its sole discretion, in lieu of delivering Shares to a Participate the Company may choose instead to deliver American Depositary Shares (“ADSs”) at the applicable Share to ADS ratio. As of the date of this second amended and restated Plan, each ADS represents one Share.
c.
The Committee may from time to time adopt and observe such rules and procedures concerning the counting of Awards against the Plan maximum or any sublimit as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of the share exchange on which ADSs are listed, any applicable regulatory requirement or any tax qualification requirement.
d.
To the extent that an Award terminates, expires, or lapses for any reason, or is settled in cash and not Shares, then any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Shares delivered by the Participant or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Paragraph 3(a). If any Shares forfeited by the Participant or repurchased by the Company are again returned to the Company, these shares may again be optioned, granted or awarded hereunder, subject to the limitations of Paragraph 3(a). To the extent permitted by Applicable Law, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company, any Parent or any Subsidiary or Related Entity shall not be counted against Shares available for grant pursuant to the Plan. Notwithstanding the provisions of this Paragraph 3(d), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Option to fail to qualify as an incentive stock option under Section 422 of the Code.
4.
Administration.
a.
This Plan shall be administered by the Committee, except as otherwise provided herein. Subject to Paragraph 4(b), the Committee shall have the authority to administer the Plan, including the power to determine Participants, the size of Awards, the timing of Awards, the forms of Award Agreements, any rules and regulations the Committee deems necessary to administer the Plan, and the acceleration or waiver of any vesting restriction. The Committee also has the power and authority to interpret the terms of the Plan and any Award Agreement thereunder.
b.
Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper and which are either (i) not materially adverse to the Participant to whom such Award was granted, or (ii) consented to by such Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan’s purposes.
c.
No member of the Board or the Committee or officer of the Company or any Group Company who has been delegated authority in accordance with the provisions of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Board, the Committee or by any officer of the Company or a Group Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.
5.
Delegation of Authority. The Committee may delegate to the Company’s Chairman the authority to grant Awards to Participants other than to him or herself. Alternatively, the Committee may delegate to one or more executive officers of the Company the authority to grant Awards to Participants other than to an executive officer of the Company. Notwithstanding the foregoing, a grant of Awards to the Chairman or any member of the Committee shall require Board approval.
6.
Awards. Each Award shall be embodied in an Award Agreement signed by the Participant to whom the Award is granted and signed for and on behalf of the Company. The Award Agreement shall include such additional provisions as may be specified by the Committee. Awards may be granted singly, in combination or in tandem. Awards may also be granted in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other Staff Member plan of the Company or any of its Group Company, including the plan of any acquired entity. Award Agreements evidencing Incentive Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
7.
Terms of Vesting. The vesting period and vesting criteria of any Award will be determined by the Committee or its delegate under Paragraph 5 of this Plan. So long as Mr. James Yahui Zhou is a member of the Board, he has authority to delay, reduce and/or cancel Awards for any Participant that is scheduled to vest in the current vesting period, based solely on his assessment that the Participant’s professional performance has not been in line with the Company’s expectations. Each Participant’s vesting period is defined in his/her Award Agreement.
8.
RSUs.
a.
RSU to Share ratio. Subject to any adjustments for a dividend payment (pursuant to Paragraph 8(b) below), share split or consolidation, each RSU shall entitle the Participant to receive one (1) Share. RSU grants made prior to the effective date of this Second Amended and Restated Plan shall be converted to reflect the same ratio, maintaining an unchanged number of receivable Shares.
b.
RSU Adjustment on Dividend Payment. The number of un-exercised RSUs in each Award will be adjusted with the yield of any dividend paid from the Company after the date of each Award. The Chief Financial Officer will ensure that such dividend yield is calculated based on the Company’s equity value at that time, and inform all Participants of the RSU adjustments within 90 days of any dividend payment. For illustration purposes, if the Company’s pre-dividend equity value is $2,050 million, and the Company pays a dividend of $50 million, the dividend yield is 2.50% (50 / [2,050-50]), and the number of un-exercised RSUs of each Participant will increase by 2.50%, ensuring that un-exercised RSU grants maintain their value (100% * $2,050 million = 102.50% * $2,000 million). Dividend adjustments shall not be counted against total Shares available for grant pursuant to the Plan.
c.
Exercise of RSUs. Subject to the terms and conditions of this Plan and the Award Agreement, and further subject to Paragraph 8(e), all vested RSUs will automatically be exercised in the first available trading window following any applicable lock-up period. The RSUs exercised will be settled by delivery from the Company of the number of Shares or ADSs (as elected by Company) equivalent to the RSUs exercised, against payment by the Participant of the par value (if any). At the time of exercise and pursuant to further detailed instructions as provided by the Company, the Participant may be offered the opportunity to choose whether to sell all, some, or none of the Shares or ADSs, and the Company will then facilitate that any Shares or ADSs not kept by the Participant will be sold in the market on the Participant’s behalf. Any delivery of Shares or ADSs will be subject to and conditional upon the Participant (i) being legally able to receive such Shares or ADSs, as applicable, and (ii) taking such actions and signing such documents as reasonably requested by the Company in order for the Company to be able to allot and issue the Shares or ADSs, as applicable and have them delivered to the Participant, all in accordance with Applicable Law.
d.
Exercise of RSUs in the event of Merger. Subject to any decision by the Committee to accelerate any un-vested RSUs, in the event of a Merger in which the Company is not the surviving entity any RSUs which at the time of the Merger are un-vested shall terminate.
e.
Postponement. If, at a time when certain RSUs would normally be exercised, the Fair Market Value plus any aggregate Dividend Amount and plus amounts used to repurchase shares from pre-IPO shareholders (the “Assessed Amount”) is less than USD575,000,000, the Committee may postpone exercise of RSUs for up to 3 years starting with the first Business Day following the 1st of January in the year after such event. During such 3-year period, the Fair Market Value shall be measured: (i) daily, if the Company is listed; or (ii) otherwise on the first Business Day following each 1st of January. If the Assessed Amount at such times exceeds USD575,000,000, the RSUs in question shall then be exercised and Shares (or ADSs) shall be delivered in accordance with Paragraph 8(c). If the Assessed Amount during such 3-year period still does not exceed USD575,000,000, the RSUs shall terminate (unless the Committee decides otherwise).
9.
Options.
a.
General. The Committee is authorized to grant Options to any eligible Staff Member on the following terms and conditions:
i.
Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement which may be a fixed or variable price related to the Fair Market Value of the Shares; provided, however, that no Option may be granted to an individual subject to taxation in the United States at less than the Fair Market Value on the date of grant, without compliance with Section 409A of the Code, or the Participant’s consent. The exercise price per Share subject to an Option may be amended or adjusted in the absolute discretion of the Committee, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, to the extent not prohibited by Applicable Law (including any applicable exchange rule), a downward adjustment of the exercise prices of Options mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the affected Participants, and such exercise price shall be adjusted with any dividend payment prior to the exercise date. Upon the payment of any cash dividend on the Company’s shares, the exercise price of outstanding Options shall be reduced by an amount equal to the per-share dividend, effective as of the dividend’s record date, provided that any such adjustment shall be made in a manner that preserves the economic value of the Options and complies with applicable law and stock-exchange requirements.
ii.
Vesting. The period during which the right to exercise, in whole or in part, an Option vests in the Participant shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Group Company or any other criteria selected by the Committee. At any time after grant of an Option, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests. No portion of an Option which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action of the Committee following the grant of the Option.
iii.
Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting and that a partial exercise must be with respect to a minimum number of shares. The Committee shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised.
iv.
Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.
v.
Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Chief Financial Officer of the Company, or such other person or entity designated by the Committee, or his, her or its office, as applicable:
A.
A written or electronic notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;
B.
Such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all Applicable Law or regulations, and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
C.
In the event that the Option shall be exercised pursuant to Paragraph 11 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Committee; and

D.
Full payment of the exercise price and applicable withholding taxes to the share administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Paragraphs 9(iv) and 10.
vi.
Term. The term of any Option granted under the Plan shall not exceed ten years. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Committee may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Option relating to such a Termination of Service.
b.
Incentive Options. Incentive Options may be granted to Staff Members of the Company, a Parent or Subsidiary of the Company (which qualify as a parent or subsidiary corporation under Section 424(e) and (f) of the Code, respectively). Incentive Options may not be granted to employees of a Related Entity or to Non-employee Directors. The terms of any Incentive Options granted pursuant to the Plan, in addition to the requirements of Paragraph 9(a), must comply with the following additional provisions of this Paragraph 9(b):
i.
Expiration of Option. An Incentive Option may not be exercised to any extent by anyone after the first to occur of the following events, unless otherwise approved by the Committee in a separate resolution:
A.
Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;
B.
Three months after the Participant’s Termination of Service (save in the case of termination on account of disability or death); and
C.
One year after the date of the Participant’s Termination of Service on account of disability or death. Upon the Participant’s disability or death, any Incentive Options exercisable at the Participant’s disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Option or dies intestate, by the person or persons entitled to receive the Incentive Option pursuant to the applicable laws of descent and distribution as determined under Applicable Law.
ii.
Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Options are first exercisable by a Participant in any calendar year may not exceed US$100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Options.
iii.
Ten Percent Owners. An Incentive Option shall be granted to any individual who, at the date of grant, owns Shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.
iv.
Transfer Restriction. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Option within (i) two years from the date of grant of such Incentive Option or (ii) one year after the transfer of such Shares to the Participant.
v.
Expiration of Incentive Options. No Award of an Incentive Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.
vi.
Right to Exercise. Subject to Paragraph 11(a)(iii), during a Participant’s lifetime, an Incentive Option may be exercised only by the Participant.
c.
Substitute Awards. Notwithstanding the foregoing provisions of this Paragraph 9 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
10.
Payment. The Committee shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences under Applicable Accounting Standards, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) following the Trading Date, delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Committee. The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant shall be permitted to make payment with respect to any Awards granted under the Plan to the extent prohibited by Applicable Law.
11.
Transferability of Awards.
a.
Except as otherwise provided in Paragraph 11(b):
i.
No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, as required under applicable domestic relations laws, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;
ii.
No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and
iii.
During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to applicable domestic relations law; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then Applicable Law of descent and distribution.
b.
Notwithstanding Paragraph 11(a), the Committee, in its sole discretion, may determine to permit a Participant to transfer an Award other than an Incentive Option to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish, including the following conditions: (i) an Award transferred shall not be assignable or transferable other than by will or the laws of descent and distribution; (ii) an Award transferred shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant and the permitted transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a permitted transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer.
c.
Notwithstanding Paragraph 11(a), a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property jurisdiction, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee prior to the Participant’s death.
12.
Termination of Employment.
a.
Leaver provisions. The Award Agreement shall contain leaver provisions which cancel any non-vested RSUs or Options of the Participant upon departure.
b.
Termination due to death. The Award Agreement shall contain provisions which allow the heir of a deceased Participant to keep vested RSUs.

c.
Leave period. The Award Agreement shall contain provisions concerning employment leave arrangements where RSUs that vest during educational leave are lost, but other leave arrangements do not affect vesting.
13.
Participants in Different Jurisdictions. The Committee may grant Awards to persons in a particular country under such terms and conditions as may, in the judgment of the Committee, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified settlement procedures and other terms and procedures. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any securities law, any governing statute, or any other Applicable Law.
14.
Taxes. The Participant shall be fully liable for any and all tax liabilities imposed upon the Participant pursuant to an Award and any and all rights conferred to the Participant under an Award Agreement, as and as further set out in the Award Agreement. No Shares shall be delivered under the Plan to any Participant until such Participant has made arrangements acceptable to the Committee for the satisfaction of any income, employment, social welfare or other tax withholding obligations under Applicable Law. Each Group Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the applicable Group Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment, social welfare or other tax obligations) required by Applicable Law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Committee may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for tax purposes that are applicable to such taxable income. The Committee shall determine the Fair Market Value of the Shares, consistent with Applicable Law, for tax withholding obligations due in connection with a broker- assisted cashless Option exercise involving the sale of shares to pay the Option exercise price or any tax withholding obligation.
15.
No Rights Affected. The existence of outstanding Awards shall not affect in any manner the right or power of any Group Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the share capital or its business or any merger, demerger or consolidation, or any issue of shares, bonds, debentures, preferred or prior preference share (whether or not such issue is prior to, on a parity with or junior to the existing shares) or the dissolution or liquidation of a Group Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above. Nothing in this Plan or any Award Agreement shall interfere with or limit in any way the right of any Group Company to terminate any Participant’s employment or other service relationship at any time, or confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves a Group Company.
16.
Section 409A of the Code.
a.
Awards made under this Plan are intended to comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Section 409A of the Code, that Plan provision or Award shall be reformed, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.
b.
If the Participant is identified by the Company as a “specified Staff Member” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first Business Day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.
17.
Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“American Depositary Share” or “ADS” means a negotiable certificate, each of which represents the right to Company’s ordinary shares.

“Applicable Accounting Standards” means International Financial Reporting Standards, Generally Accepted Accounting Principles in the United States, or other accounting principles or standards as may apply to the Company’s financial statements under Applicable Law.

“Applicable Law” means (i) the laws of the Cayman Islands as they relate to the Company and its Shares; (ii) the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any jurisdiction applicable to Awards granted to residents; and (iii) the rules of any applicable securities exchange, national market system or automated quotation system on which the Shares are listed, quoted or traded.

“Award” means an Option or a RSU awarded or granted under this Plan (collectively, “Awards”).

“Award Agreement” means one or more agreements between the Company and a Staff Member setting forth the terms, conditions and limitations applicable to an Award.

“Board” means the Board of Directors of the Company or any similar corporate body of the Company.

“Business Day” means any day on which banks in Oslo, Beijing and New York are open for normal business.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Opera Limited, a Cayman Islands company.

“Company Group” means the Company, the Company’s subsidiaries, and any other associated company in which the Company holds, directly or indirectly, an equity interest of ten percent (10%) or more, and a “Group Company” shall mean any entity within the Company Group.

“Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to a Group Company; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Group Company to render such services.

“Directors” means a member of the Board, as constituted from time to time.

“Committee” means the Compensation Committee of the Board designated by the Board to administer the Plan or, if no such committee is constituted, the Board.

“Dividend Amount” means any distribution or dividend payment declared by the Company after adoption of this Plan.

“Effective Date” means the date this Plan is approved by the Board.

“Fair Market Value” means, as of a particular date (where the Company is responsible of obtaining and paying for such Fair Market Value assessment):

(a)
if the Company at that point is listed on a regulated stock exchange market, the market value of the Company at the end of trading on that particular date; or
(b)
if the Company is not publicly traded, the most recent market value or any implicit deal value of the Company determined by a Company appointed independent Big-4 auditing/accounting firm acting as appraiser for such purpose, where no adjustments shall be made for any minority ownership stake.

“Incentive Option” means an Option that is intended to meet the applicable provisions of Paragraph 422 of the Code.

“Merger” means a merger, amalgamation or scheme of arrangement in which the Company is not the surviving entity. A Merger shall be deemed to have occurred at completion of the transaction.

“Non-employee Director” means a Director of the Company who is not an employee of the Company Group.

“Non-Qualified Option” means an Option that is not an Incentive Option.

“Option” means a right to purchase Shares at a specified exercise price, granted under Paragraph 9. An Option shall be either a Non-Qualified Option or an Incentive Option; provided, however, that only Incentive Options may be granted to Staff Members.

“Parent” means any entity whether domestic or foreign, in an unbroken chain of entities ending with the Company, if each of the entities other than the first entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

“Participant” means a Staff Member to whom an Award has been granted under this Plan.

“Plan” means this Opera Limited Share Incentive Plan, as amended or restated from time to time.

“Related Entity” means any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or Subsidiary of the Company holds a substantial economic interest, directly or indirectly, through ownership or contractual arrangements but which is not a Subsidiary and which the Board designates as a Related Entity for purposes of the Plan.

“RSU” means a restricted share unit, each of which entitles the Participant upon exercise to receive a share or fractional share in the Company, or similar ownership unit(s) in the Company, subject to the terms and conditions of the Plan and the Award Agreement.

“Share” means an ordinary share of the Company, and such other securities of the Company that may be substituted for Shares pursuant to the Plan.

“Staff Member” means an officer, director, employee or independent contractor of any Group Company.

“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

“Substitute Award” means an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a Merger.

“Termination of Service” means,

(a)
As to a Consultant, the time when the engagement of a Participant as a Consultant to a Group Company is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company, any Subsidiary or any Related Entity.
(b)
As to a Non-employee Director, the time when a Participant who is a Non-employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company, any Subsidiary or any Related Entity.
(c)
As to an Staff Member, the time when the employee-employer relationship between a Participant and the Group Company is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company, any Subsidiary or any Related Entity.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Options, unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary or Related Entity employing or contracting with such Participant ceases to remain a Subsidiary or Related Entity following any merger, sale of securities or other corporate transaction or event (including, without limitation, a spin-off).

“Trading Date” means the closing of the first sale to the general public of the Shares pursuant to an effective registration statement under Applicable Law, which results in the Shares being publicly traded on one or more established stock exchanges or national market systems.

“USD” or “$” refer to the legal currency of the United States.

18.
Governing Law and Disputes. Any Award and this Plan shall be governed by and construed in accordance with laws of New York, without regard to its choice of law principles. Any dispute, controversy or claim arising out of, in connection with or relating to any Award, the Award Agreement and the Plan shall be settled by arbitration in New York County, New York before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. The arbitrator may allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’

fees of the prevailing party. The award of the arbitration tribunal shall be final and binding. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.
19.
Exchange rate. If any amounts to be paid or calculated pursuant to this Plan need to be converted from one currency to another currency, the exchange rate as shown by REUTERS on noon CET the Business Day before such calculation or payment is to be made shall be applied.

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